Exhibit 10.58

25 February 2009

Dear Hugh

I am writing to set out the terms relating to the termination of your employment (these Terms) with LIFFE Administration and Management (“the Company”) on 1 May 2009 (the Termination Date).

These Terms are offered in full and final settlement of the claims as set out in Clause 18 (Waiver).

1.	DUTIES

1.1	You will be paid your basic salary and you will continue to receive your other contractual benefits up to and including the Termination Date together with a payment in respect of accrued but untaken holiday entitlement (if any) for the current holiday year, less tax, employee pension contributions and National Insurance contributions. A form P45 will be issued to you as soon as reasonably practicable after the Termination Date.

2.	TERMINATION PAYMENT

2.1	Within fourteen days of the later to occur of the Termination Date and receipt by the Company of your signed acceptance of these Terms and a letter from your solicitor to us in the attached form, at Schedule A and after the issue of your P45 you will receive:

(a) a payment of £384,000 (the Termination Payment) less any applicable tax deductions required by law;

(b) A payment of £1,000 in consideration of your agreeing to clauses 10 and 11 herein. The payment will be made subject to deductions of the applicable rate of income tax and Employee National Insurance contributions.

3.	TAXATION

3.1	The first £30,000 of the Termination Payment will be paid without deduction of tax in accordance with Sections 401-403 of the Income Tax (Earnings and Pensions) Act 2003. In the event that HMRC demand any further tax and employee’s National Insurance contributions on the first £30,000 of the Termination Payment the Company will be responsible for their payment. Any excess of the Termination Payment over £30,000 payable under these Terms and the value of the benefits provided to you under these Terms will be subject to deductions of basic rate income tax and National Insurance Contributions as appropriate.

3.2	You will be responsible for the payment of any further tax and employee’s National Insurance contributions that arises in respect of any payments made to you, or on your behalf and the benefits provided to you under these Terms with exception of the first £30,000 of the Termination Payment. You agree to indemnify the Company or any Group Company on a continuing basis against any further liability to tax and employee’s National Insurance contributions including any interest, penalties, reasonable costs and expenses, save for any interest, penalties, costs and expenses arising as a result of the fault of the Company, which any such company may incur in respect of or by reason of the payments made to you and the benefits provided to you under these Terms with exception of the first £30,000 of the Termination Payment. For the purposes of these Terms “Group Company” shall mean any company referred to in the Annual Report and Accounts of NYSE and those of Euronext NV, and of the NYSE Euronext group from 2008 onwards, and any other company which could reasonably be expected to be part of the NYSE Euronext group of companies and the Group has the corresponding meaning. The Company shall give you reasonable notice of any demand for tax which may lead to liabilities under this indemnity and shall provide you with reasonable access to any documentation you may reasonably require to deal with such a demand.

4.	PENSION AND BENEFITS

In Lieu of Pension contributions and car allowance for your 12 month notice period the Company will pay you as sum of £116,972.04. If requested an element of or all of this sum will be paid into a Self Invested Personal Pension Plan (SIPP) of your choice upon presentation of the appropriate plan documentation and account details.

5.	INSURANCE BENEFITS

The Company will continue your coverage in the private medical insurance plan, until the Termination Date.

6.	EXECUTIVE INCENTIVE PLAN, OPTIONS AND RSU ALLOCATION

You will retain your EIP awards for 2005 and 2006 as approved by the Managing Board on 11 June 2007. Your February 2008 Restricted Stock Unit (RSU) allocation of 10,648 units will vest in full at the date of termination. One third of your Long Term Incentive Plan (LTIP) units will vest in full at the date of termination (5,891 Units) as per the rules of the plan (pro rata vesting for good leavers).

You are able to retain your vested 2004 options until the lapse date of 17 November 2011 by which time you will be required to exercise them as per the rules of the plan. You will be responsible for the payment of any further tax and employee’s National Insurance contributions that arise in respect of the exercise of these options.

Upon receipt of your instruction the Company will withhold shares in order to meet any income tax and national insurance liabilities due on your RSU allocation at the time of vesting.

7.	PERSONAL TRADING

You remain subject to the provisions of the Company’s Personal Trading Policy for as long as is set out in that policy.

8.	RESTRICTIONS

You agree that you will comply with the covenants in respect of non-solicitation and confidentiality contained in your contract of employment with the Company or in relevant documentation, if any.

9.	RETURN OF COMPANY PROPERTY AND SEASON TICKET LOAN

9.1	You confirm that you will immediately return to the Company all documents and computer disks and other media in your possession or provided to you or created in the course of your employment with any Group Company or relating to, or containing information relating to, any Group Company unless these are required in your new role of Liffe Board Chairman going forward.

9.2	If applicable, the outstanding balance on your season ticket loan will be deducted from the Termination Payment unless you have surrendered your ticket and settled any outstanding loan prior to the Termination Date.

10.	CONFIDENTIALITY AND CONDUCT

10.1	You will not without the consent in writing of the Company divulge to any person, or use for your own benefit or the benefit of any person, any information of a confidential nature concerning the business of any Group Company or of any customer or client of any Group Company which has come to your knowledge during the course of your employment with the Group.

10.2	You will not conduct yourself in any way which is inconsistent with having surrendered your authority, whether in matters of the internal administration of any Group Company or externally.

10.3	You will not make any statement which may have the effect of damaging or lowering the reputation of the Company or any Group Company or its employees, officers or agents. The Company agrees that it will not and will use its reasonable endeavours to ensure that its directors, officers, employees and agents will not make any statement which may have the effect of damaging or lowering your reputation.

10.4	Both parties agree:

(a)	to keep these Terms and all discussions and other correspondence on this subject confidential and not to disclose them to any other person except to a professional adviser, immediate family and except as may be required by law or regulatory authorities or with the other party’s written consent; and

(b)	not to make any untrue statement in relation to each other.

11.	POST-TERMINATION RESTRICTIONS

You recognise, whilst performing your duties for the Company that you have had access to and come into contact with trade secrets and confidential information belonging to the Company and certain NYSE Euronext Group Companies and have obtained personal knowledge of and influence over its or their customers and/or employees. You therefore agree that the restrictions set out in this clause are reasonable and necessary to protect the legitimate business interests of the Company and any relevant NYSE Euronext Group Company after the termination your employment.

In order to protect the confidential information, trade secrets and business connections of the Company to which you have had access as a result of your employment, you hereby covenant with the Company that you shall not for 6 months after the termination of your employment (such period to be reduced by one day for every day, during which, at the Company’s direction and in accordance with the relevant provision in your contract of employment, you have been excluded from the Company’s premises and have not carried out any duties):

(a)	solicit or endeavour to entice away from the Company the business or custom of any member, client of a member or customer with whom you had material contact during the period of 12 months ending on the date of termination of your employment, with a view to providing goods or services to that member, client of a member or customer in competition any part of the Company’s business with which you were materially involved; or

(b)	in the course of any business concern which is in competition with any part of the Company’s business with which you were involved in the period of 12 months ending on the date of termination of your employment, offer to employ or engage or otherwise endeavour to entice away from the Company or any NYSE Euronext Group Company any employee of the Company or any NYSE Euronext Group Company (with whom you had material contact or dealings in the course of your employment during the 12 months ending on the date of termination of your employment) who has confidential information, trade secrets, know-how and/or business connections which could be used to damage the interests of the Company or any NYSE Euronext Group Company; or

(c)	be involved in any capacity with any business concern which is (or intends to be) in competition with any part of the Company’s business with which you were involved during the 12 months ending on the date of termination of your employment.

While these restrictions are considered by the parties to be reasonable in all the circumstances, it is agreed that if any such restrictions, by themselves, or taken together, shall be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Company or a NYSE Euronext Group Company but would be adjudged reasonable if part or parts of the wording thereof were deleted, the relevant restriction or restrictions shall apply with such deletion(s) as may be necessary to make it or them valid and effective.

12.	BREACH OF THESE TERMS

You acknowledge and agree that the Company has agreed these Terms in reliance on the undertakings, representations and warranties referred to in this letter and that, in the event of any breach thereof, any payments made to you under these Terms must be repaid to the Company immediately and will be recoverable by the Company as a debt.

13.	LEGAL FEES

The Company will pay up to £1500 (plus VAT) in respect of your legal fees in taking advice in connection with the termination of your employment. Payment will be made by the Company following receipt by the Company of an invoice addressed to you but marked payable by the Company.

14.	WARRANTY

You warrant that you have:

(a)	not withheld or failed to disclose any material fact concerning the performance of your duties with the Group or any breach of any material term (express or implied) of your contract of employment;

(b)	notified the Company of all complaints against it, any Group Company or any of its officers employees or agents arising out of your employment, its termination or otherwise;

(c)	not presented any originating application or claim form to an office of the employment tribunals or issued a claim form in the High Court or County Court in connection with your employment or its termination, and you undertake that neither you nor anyone acting on your behalf will present any such complaint or present or issue an originating application or claim form.

15.	THIRD PARTY RIGHTS

Each Group Company shall have the right under the Contracts (Rights of Third Parties) Act 1999 to enforce the rights bestowed on it by these Terms. The consent of a Group Company is not required to amend any of these Terms. Except as set out in this clause 15, a person who is not a party to these Terms may not enforce any of its provisions under the Contracts (Rights of Third Parties) Act 1999.

16.	REFERENCE

On receipt of a request by the HR department of the Company, the Company shall provide a reference in the form set out at Schedule B and shall respond to oral enquiries in a manner consistent with this form.

17.	WAIVER OF CLAIMS

17.1	These Terms are offered without any admission of liability and are in full and final settlement of all claims in all jurisdictions that you may have against any Group Company (or any officers, employees or agents of any Group Company) now or in the future arising out of or in connection with your employment with any Group Company or its termination. In this paragraph claims include, without limitation, any claim for a redundancy payment, unfair dismissal, wrongful dismissal, discrimination on grounds of sex race, disability, sexual orientation, age, religion or other similar belief, equal pay and any other breach of any contractual, tortious or statutory right. This waiver shall not apply to any personal injury claim of which you are currently unaware or to your accrued pension rights. You warrant that you are not aware of any facts or circumstances that might give rise to a personal injury claim by you against any Group Company.

17.2	You agree to these Terms and confirm that the conditions regulating compromise agreements under the Disability Discrimination Act 1995, the Employment Rights Act 1996, Employment Equality (Age) Regulations 2006, Employment Equality (Sexual Orientation) Regulations 2003, the Employment Equality (Religion or Belief) Regulations 2003, the Fixed-term Employees (Prevention of Less Favourable Treatment) Regulations 2002, Information and Consultation of Employee Regulations 2004, the National Minimum Wage Act 1998, the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006, Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000, the Race Relations Act 1976, the Sex Discrimination Act 1975, the Trade Union and Labour Relations (Consolidation) Act 1992, the Transfer of Undertakings (Protection of Employment ) Regulations 2006, Transitional Information and Consultation Regulations 1999, and the Working Time Regulations 1998 have been satisfied.

17.3	You confirm that you have taken independent legal advice from Joanne Clews of Penningtons Solicitors LLP on these Terms and on the effect that agreeing to these Terms will have on your rights against the Company, any other Group Company, their employees, officers or agents and on the basis of that advice you accept these Terms. In addition, Joanne Clewshas confirmed to you that she is a qualified solicitor holding a current practising certificate and that she or her firm has an insurance policy in force covering the risk of a claim by you in respect of any loss arising in consequence of her advice.

18.	GENERAL

18.1	These Terms are governed by English law. You and the Company agree to submit to the jurisdiction of the English courts as regards any claim or matter arising in connection with these Terms.

18.2	These Terms may be executed in one or more counterparts which, when taken together, shall be deemed to constitute the entire agreement.

18.3	Notwithstanding that this letter is marked “Without Prejudice” when these Terms are signed by the Company and you, it will become open and binding.

Please signify your agreement to these Terms by signing them below where indicated.

Yours sincerely,

For and on behalf of LIFFE Administration and Management

Signature of Hugh Freedberg

Date:

SCHEDULE A

FORM OF SOLICITOR’S LETTER

I [name of solicitor] of [name of firm] refer to the letter dated 13 February 2009 from LIFFE Administration and Management to Hugh Freedberg (the Letter). I am a qualified solicitor holding a current practising certificate [and a partner in the firm of [name of firm]. The firm has an insurance policy in force covering the risk of a claim by Hugh Freedberg in respect of any loss arising in consequence of my advice. I have advised Hugh Freedberg regarding his rights against the Company, any other Group Company, their employees, officers or agents as referred to in the Letter (including his rights under the statutes referred to in the Letter) and the effect of agreeing to the Terms referred to in the Letter.

Signature:

Date:

SCHEDULE B

Date

STRICTLY PRIVATE & CONFIDENTIAL

[Name]

[Address]

[Address]

[Address]

Dear [Name]

RE: Hugh Freedberg

Thank you for your letter concerning Hugh Freedberg. Unfortunately, it is not our Company policy to complete individual Company questionnaires on former employees. However, I am able to confirm the following:

Hugh was employed by NYSE Euronext as the Chief Executive of NYSE LIFFE. He was employed from 12 October 1998 to 1 May 2009.

In accordance with our policy, this information is given in the strictest confidence and without liability.

Yours sincerely

[Name]

Human Resources Manager

NYSE Euronext